Exhibit 2.1

PLAN AND AGREEMENT OF MERGER BETWEEN

AMOUR FIBER CORE, INC

AND

AMOUR HYDRO PRESS, INC

WHEREAS the Board of Directors of each of the subject corporations deems it advisable that Amour Hydro Press Inc. (sometimes referred to as AHP) be merged into Amour Fiber Core Inc, (sometimes referred to as the Surviving Corporation) on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the State of Washington and other supporting documents.

NOW THEREFORE, in consideration of the promises and of the agreements, covenants and provisions hereinafter contained, by and through their respective Boards of Directors, have agreed, each with the others as follows.

1. Amour Hydro Press Inc. will merger into Amour Fiber Core, Inc. and Amour Fiber Core, Inc shall be the Surviving Corporation.

2. Following the merger the business of AHP will be wound-up and the corporation devolved.

3. Upon the effective date of the merger, Amour Fiber Core, Inc., the Surviving Corporation, thereafter possess all rights, privileges, immunities and franchises, of each of the corporations; and all Corporate property, real, personnel and mixed, including intelligent property rights and licensing fights, and all debts due on what ever account, including subscriptions to shares, and all other chooses in action, and all, and every other interest of, or belonging to, or due to, each of the subject Corporations, shall be taken and deemed vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the subject corporations shall not revert, or be in any way impaired, by reason of the merger

4. The Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of each of the subject corporations, and any claim exiting, or action, or proceeding pending, by or against either of the subject corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of the creditors nor any liens upon the property of either of the corporations shall be impaired by the merger.

5. The Surviving Corporation hereby agrees that it may be served with service of process in any proceeding for the enforcement of any obligation of AHP.

PLAN AND AGREEMENT OF MERGER BETWEEN (Cont.)

6. The manner and basis of converting shares of the common stock of AHP into the Surviving Corporation shall be that each one (1) share of common stock of AHP shall be tendered and surrendered to the Surviving Corporation which in exchange shall issue Two Hundred and Eighty shares of common stock in the Surviving Corporation and shall cancel and void the AWP share. AHP has issue and outstanding 10,000 shares of common stock which shall be tendered and exchanged. The exchange, cancellation and issuing of stock certificates consistent with the purpose and intent of the merger shall occur within a timely manner following the effective date of the merger. All shares issued as part of this merger will carry various certain restrictions on the sale and transfer of the shares.

7. The corporations, and proper officers and directors of both corporations, shall and will execute and make all such proper assignments and assurances in law and do all things necessary or proper to vest all property and all rights in the Surviving Corporation, and otherwise to carry out the purpose of this plan and merger agreement.

8. This Plan and Agreement of Merger shall be submitted to the shareholders and stockholders of each of the subject corporations and shall effect, and be deemed and be taken to be the Plan and Agreement of Merger, upon the approval or adoption thereof by the shareholders and stockholders of each corporation.

IN WITNESS WHEREOF, Amour Hydro Press, Inc. and Amour Fiber Core, Inc pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused this Plan and Agreement of Merger to be executed by the President and Attested by the Secretary of each party hereto.

Attested

/s/ Barbara Amour	/s/ William E. Amour
Secretary	President